Exhibit 99.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT made the  1st  day of   January   , 2003.

BETWEEN:

                                       PURE PLAY MEDIA, INC.

                                       (hereinafter called the “Corporation”)

OF THE FIRST PART

- and -

                                       Sieg Badke

                                       (hereinafter called the “Executive”)

OF THE SECOND PART

                        THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.                      Interpretation

                        (a)                    “Agreement”, this “Agreement”, “hereto”, “hereof”, “herein”, “hereunder” and similar expressions refer to the agreement constituted by this Agreement including any Schedules hereto and not to any particular section or other portion of this Agreement and include every amendment or instrument supplementary hereto. The terms “includes” or “including” used herein mean “includes, without limitation,” and “including, without limitation,”, respectively.

                        (b)                    “Business of the Corporation” means the intended business of the Corporation consisting of the production, distribution, sale and licensing of adult video content.

                        (c)                    Except where the context otherwise indicates, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice versa, and “persons” shall include individuals, trusts, partnerships, firms, joint ventures, syndicates, associations, corporations and all other forms of business organizations.

                        (d)                    The headings of all sections hereof are inserted for convenience of reference only and shall not affect the construction or interpretation hereof.

                        (e)                    All dollar amounts referred to herein are in lawful money of the United States.

2.                    Employment and Acceptance

Subject to the terms and conditions hereof, the Corporation hereby employs the Executive to perform such duties as may from time to time be required of the Executive by the board of directors of the Corporation, and the Executive hereby accepts such employment. The Executive covenants and agrees that he shall, during the period of his employment hereunder, devote his full-time and attention exclusively to the Business of the Corporation and his duties herein and that the Executive shall well and faithfully serve the Corporation and exercise the powers and authorities and fulfil the duties conferred upon him honestly, diligently, in good faith and in. the best interests of the Corporation and that the Executive shall use his best efforts to promote the Business of the Corporation. During the period of the Executive’s employment hereunder, the Executive shall be appointed as President of the Corporation The Executive shall not receive any credit for any prior service to the Corporation prior to the date hereof.

3.                      Term

The period of the employment of the Executive hereunder shall commence on and run from the date hereof and shall continue in full force and effect for a period of Eight years unless earlier terminated in accordance with Section 6 (the “Termination Date”).

4.                      Remuneration

For his services hereunder, the Executive shall be paid a salary of $100,000 per annum. Such salary shall be paid in arrears on such date or dates in each month during the period of the Executive’s employment hereunder on which the Corporation normally makes salary payments to its Executives and in accordance with the Corporation’s regular practices in that regard.

5.                      Benefits

During the period of the employment of the Executive hereunder:

                        (a)       the Executive shall be entitled to take four weeks vacation at such times and for such durations as are acceptable to the Corporation and the Executive, provided that such vacation period shall be reduced proportionately for any reduction in the period of the Executive’s employment hereunder arising as a result of any termination thereof pursuant to Section 6;

                        (b)       the Executive shall be entitled~ at the cost of the Corporation. to such benefits as the Corporation may from time to time make available to employees of the Corporation generally.

                        (c)        the Executive will be reimbursed by Pure Play Media Inc. the $50,000.00 paid to the Corporation, (used to obtain a 5% interest in the Corporation), if the company is unable to obtain the initial E2 Visa for employment with the Corporation. If the initial E-2 Visa is not issued in turn the Executive will return the 5% interest in the Corporation back to the Corporation or to an appointed designate.

                        (d)        the Executive will start receiving a vehicle allowance of $500.00 per month upon the Capitalization of the Corporation as defined within the shareholders agreement..

                        (e)        the Executive will be subject to at minimum an annual review covering the following:   Job performance; Job description; Remuneration; etc. This review will occur Sept of each year.

                        (f)         the Executive will be entitled to having 70% of PPO paid for by the Corporation as long as the Executive is under the employment of the Corporation, Upon Capitalization of the Corporation as defined within the shareholders agreement, the Corporation shall pay 100% of the PPO as long as the Executive is under the employment of the Corporation.

6.                      Termination

                        (a)       The Corporation shall be entitled to terminate the employment for “JUST CAUSE” UNDER CALIFORNIA LAW

                        (b)        If the Executive dies during the period of his employment hereunder, the employment of the Executive hereunder shall forthwith terminate and the Corporation shall have no further obligation hereunder to the Executive or his personal representatives, except that the Executive shall continue to be entitled to any salary accrued to the date of termination pursuant to Section 4 and any amount due and unpaid as of the date of termination pursuant to Section 5. The shareholders agreement item 8A (e) does not govern this clause.

                        (c)       The Corporation shall be entitled, in its sole discretion, to forthwith terminate the employment of the Executive hereunder, without notice or payment in lieu of notice, upon the occurrence of any of the following events:

(i)         if the Executive is unable to perform the major duties of his employment due to accidental injury, sickness, mental infirmity or disease as verified by a medical doctor acting at arms length to the Corporation and the Executive, for a period of 90 consecutive days or for 150 days in any 365 day period or

(ii)        If:

(A)        the Executive is in material breach of any of the provisions of this Agreement and fails to cure such breach within 30 days after written notice thereof; or

(B)        if the Executive is convicted of any criminal or quasi-criminal offence after the signing of this agreement which has had or may reasonably be expected to have an adverse impact on the ability of the Executive to perform his duties hereunder or which has had or may reasonably be expected to have an adverse impact on the reputation of the Executive or the Corporation and the Executive shall have no claim or cause of actions against the Corporation for damages, salary, wages, bonus, payment in lieu of notice, vacation pay, employment benefits (including pension and registered retirement savings plan benefits), indemnity, legal costs, interest, loss or injury of every nature and kind which the Executive had, has or may have against the Corporation for or by reason of or arising out of or in any way connected with such termination, and the Corporation shall have no further obligation to the Executive hereunder after the dale of termination, except that the Executive shall continue to be entitled to any salary accrued to the date of termination pursuant to Section 4 and any amount due and unpaid as of the date of termination pursuant to Section 5. The shareholders agreement item 8.1(e) does not govern this clause.

7.                      Non-Competition

                        (a)        The Executive agrees with and for the benefit of the Corporation that during his employment and for a period of two years thereafter he will not, directly or indirectly:

(i)         be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, permit his name or any part of it to be used by any person, firm or corporation or be employed by or engaged or interested in any person, firm or corporation that provides goods or services that are the same as, or competitive with, the goods or services of the Corporation;

(ii)        solicit or accept business with respect to goods or services that are the same as or competitive with the goods or services of the Corporation from any of the Corporation’s customers, wherever situate;

(iii)       hire or take away or cause to be hired or taken away any Executive of the Corporation or, following termination of the Executive’s employment, any Executive who was in the employ of the Corporation during the six months preceding termination.

                        (b)       The Executive shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the business of the Corporation, provided that the Executive shall not directly or indirectly, own more than five per cent of the issued share capital of the public company, or participate in its management or operation or in any advisory capacity.

8.                      Confidentiality

                        (a)        The Executive acknowledges that as a director, officer and Executive of the Corporation and in any other position that the Executive may hold with the Corporation, the Executive will acquire information about certain matters and things which are confidential to the Corporation, and which information is the exclusive property of the Corporation, including, information with respect to the products, product designs and specifications, formula, method, process, ideas, secrets or trade secrets, know how, inventions, improvements, techniques customers, suppliers, pricing policies, marketing strategies, financial performance, computer programs and data and other confidential information respecting the business of the Corporation.

                        (b)        The Executive acknowledges the information as referred to in Section 8(a) could be used to the detriment of the Corporation. Accordingly, the Executive undertakes not to disclose same to any third party either during the term of his employment, except as may be necessary in the proper discharge of his employment under this Agreement, or after the term of his employment, however caused, except with the written permission of the President of the Corporation.

                        (c)        The Executive acknowledges and agrees that without prejudice to any other rights of the Corporation, in the event of his violation or attempted violation of any of the covenants contained in Sections 7 and 8 of this Agreement, an injunction or any other like remedy shall be the only effective remedy to protect the Corporation’s rights and property as set out in Sections 7 and 8, and that an interim injunction may be granted immediately on the commencement of any legal action.

                        (d)        The Executive agrees that the restrictions and covenants contained in Sections 7 and 8 of this Agreement and the Executive’s agreement to it by his execution of this Agreement, are of the essence to this Agreement and constitute a material inducement to the Corporation to enter into this Agreement, and that the Corporation would not enter into this Agreement absent such an inducement Furthermore, any claim or cause of action by the Executive against the Corporation whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Corporation of the covenants or restrictions provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this Agreement or the application of any other covenant or provision.

9.                      Property Rights

The Executive hereby acknowledges that all items of any and every nature or kind created, developed or used by the Executive pursuant to the employment of the Executive under this Agreement (the “Property Rights”), including any and all productions, films, video content and other adult content and creative and copyright materials are and shall remain and be considered the exclusive property of the Corporation at all times and shall be surrendered to the

Corporation, in good condition, promptly on the termination of the Executive’s employment irrespective of the time, manner or cause of the termination. The Executive hereby assigns all Property Rights to the Corporation and agrees to assist the Corporation in all patent and other applications required to transfer, preserve or protect the Property Rights to or for the exclusive benefit of the Corporation.

10.                    Notices

Any notice which may be given pursuant to or concerning this Agreement shall be in writing and shall be sufficiently given if personally delivered (which shall include delivery by courier or other agent) or sent by registered mail (postage prepaid) or sent by facsimile, addressed as follows:

if to the Corporation, at:

21-1610 Derwent Way
Delta, BC, Can. V3X 3C1

Attention:          Mr. Brent Hahn
Facsimile:        604-525-7790

if to the Executive at:

19800 Nordhoff Place
Chatsworth, CA 91311

Attention:          Mr. Sieg Badke
Facsimile:          818-717-5360

or to such other address as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided in this Section 9. Any notice delivered to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the date it is so delivered or telecopied to such address, provided that if such day is not a business day, then such notice shall be deemed to have been given and received on the next business day following such day, Any notice mailed as hereinbefore provided shall be deemed to have been given and received on the tenth business day next following the date of its mailing. For the purposes of this Section 9, “business day” means any day other than a Saturday, a Sunday or a statutory holiday in the State of California.

11.                    Fiduciary Duties

The Executive covenants and agrees that in addition to any and all terms of this Agreement, the Executive shall fulfill all fiduciary obligations that he owes or has heretofore owed to the Corporation by virtue of his position as a director and officer of the Corporation d that the duty to fulfil all such obligations shall survive the termination of this Agreement and such termination shall not operate as a waiver or release of any such duty.

12.                    Interpretation by Court

If any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The parties acknowledge that they have required and obtained/been advised to obtain independent legal advice both as to the reasonableness and enforceability of this Agreement and the parties agree that the provisions hereof are reasonable and intend this Agreement to be enforced as written.

13.                    Injunctions

If the Executive should violate any of the terms of this Agreement, the Corporation shall be entitled, either on its own initiative or with such others as it may decide, to all appropriate remedies, including an interim, interlocutory or permanent injunction to be issued by any competent court enjoining and restraining the Executive from such wrongful acts.

14.                    Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto relative to the Corporation’s employment of the Executive and supersedes all prior agreements and understanding whether written or oral relative to the Corporation’s employment of the Executive. Except as otherwise specifically set forth in this Agreement, no party hereto makes any representation or warranty express or implied, statutory or otherwise to any other party hereto. This Agreement may not be amended or modified except by written instrument executed by each of the parties hereto.

15.                    Waiver

No provision of this Agreement shall be deemed to be waived as a result of the failure of the Corporation to require the performance of any term or condition of this Agreement or by other course of conduct. To be effective, a waiver must be in writing, signed by each of the parties hereto and state specifically that it is intended to constitute a waiver of a term or breach of this Agreement. The waiver by the Corporation of any term or breach of this Agreement shall not prevent a subsequent enforcement of such term or any other term and shall not be deemed to be a waiver of any subsequent breach.

16.                    Governing Law

This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the State of California and, for the purposes of all legal proceedings, this Agreement shall be deemed to have been performed in such State.

17.                    Assignment and Survival

This Agreement shall not be assignable by either party without the prior written consent of the other. This Agreement shall entire to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. For greater certainty, the obligations of the Executive under Sections 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder.

18.                    Further Assurances

Each of the parties hereto hereby covenants and agrees to promptly do all such acts and execute all such further agreements, assurances and other documents as any other party hereto may from time to time reasonably request in writing be done and/or executed in order to better evidence and/or perfect the respective matters and things herein provided for and/or the respective obligations created or intended to be created hereby.

19.                    Counterpart

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall, when so executed and delivered (including by facsimile transmission), together constitute one and the same Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

SIGNED, SEALED & DELIVERED            )
in the presence of:                                              )
                                                                          )
                                                                          )
                                                                          )
________________________________          )         /s/ Sieg Badke
Witness                                                                        Sieg Badke

                                                                                    PURE PLAY MEDIA, INC.

                                                                                    Per: /s/ Brent Hahn
                                                                                           Authorized Signing Officer